EXHIBIT 10.1

SECOND AMENDMENT TO MANAGEMENT AGREEMENT

THIS SECOND AMENDMENT TO MANAGEMENT AGREEMENT (this

“Amendment”) is made as of March 9, 2023 by and between FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC., a Maryland Corporation (the “Trust” or “FREIT”), and HEKEMIAN & COMPANY, INC., a New Jersey corporation (the “Agent”),

WHEREAS, First Real Estate Investment Trust of New Jersey (the predecessor of the Trust which was merged with and into the Trust on July 1, 2021) and the Agent previously entered into that certain Management Agreement dated as of November 1, 2001 (the “Original Management Agreement”; the Original Management Agreement as amended by the First Amendment (as hereinbelow defined) to the Original Management Agreement and as amended hereby, the “Management Agreement”; capitalized terms in this Amendment, to the extent not defined herein, shall have the same meaning as in the Original Management Agreement) pursuant to which the Trust engaged the Agent to provide certain assistance and services in connection with the management and operation of real property owned directly or indirectly, in whole or in part, by the Trust in accordance with the terms thereof;

WHEREAS, the Original Management Agreement was amended by the First Amendment to Management Agreement dated as of January 14, 2020 between First Real Estate Investment Trust of New Jersey, a New Jersey trust (the predecessor of the Trust which was merged into the Trust on July 1, 2021) and the Agent (the “First Amendment”), which First Amendment did not become effective and has no force and effect;

WHEREAS, by virtue of several automatic renewals, the current term of the Management Agreement expires October 31, 2023;

WHEREAS, the Original Management Agreement provides for the payment to Agent of a “M&A Termination Fee” upon a termination of the Management Agreement upon the occurrence of an M&A transaction affecting the Trust (as set forth in greater detail in Section 2(c) of the Original Management Agreement);

WHEREAS, the parties hereto desire to enter into this Amendment in order to set forth their agreement with respect to Section 2(c) of the Original Management Agreement;

NOW, THEREFORE in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Effectiveness of this Amendment. The parties hereto agree that this Amendment shall become effective upon the approval by the Audit Committee of the Board of Directors of the Trust and the Board of Directors of the Trust and the execution and delivery of this Amendment by the parties hereto.

2.       Termination Fee. Section 2(c) of the Original Management Agreement hereby is deleted in its entirety and the following is substituted therefor:

(c)       By the Trust immediately upon a merger, consolidation, acquisition of all or substantially all of its assets, a tender offer or negotiated purchase of the shares of the Trust, or any transaction where the Trust ceases to effectively exist as an operating entity (hereinafter collectively referred to as an “M&A”). In the event of such termination, the Trust shall pay to the Agent any and all fees or reimbursements due under this Agreement, calculated on a pro-rata basis, as of the effective date of any such M&A. In addition, the Trust will pay to the Agent a M&A Termination Fee as defined below.

For the purposes of this subparagraph (2)(c) the M&A Termination Fee shall be equal to the Termination Fee times a factor of 2.5.

Notwithstanding the provisions of the foregoing subparagraph above, in the event of an M&A, if the Agent, or any successor entity or group in which one or more of the present shareholders of Hekemian & Co. are officers, principals or employees (“Successor Agent”), is engaged in providing management or other services, of any kind or description whatsoever, to the successor to the Trust (the “Successor Entity”) after the M&A pursuant to an agreement of any kind or description, (“Successor Entity Management Agreement”) with respect to Trust Property or other Trust matters, then, in such event, the M&A Termination Fee shall be adjusted as follows:

There shall be deducted from the M&A Termination Fee, otherwise due Agent, or Successor Agent, any management fees which it earns pursuant to the Successor Entity Management Agreement during the period of one year and three months after the effective date of the M&A.

For these purposes, however, in the event the management fees scheduled to be paid to the Agent, or Successor Agent, pursuant to the Successor Entity Management Agreement and such agreement provides for unequal annual fee payments, the fees due the Agent or Successor Agent shall be determined by the amount of fees which would have been due over the entire scheduled term of said agreement, but in no event more than three (3) years, divided by the number of years of the Agreement.

For example, if the Termination Fee is $800,000.00, as calculated in paragraph 2(a) hereof, then the Termination Fee is $800,000 x 250% or $2,000,000.

If the Successor Entity Management Agreement is for a three (3) year period and provides for fees to be paid as follows:

Year	Fee
1	300,000
2	400,000
3	800,000

The effective annual fee would be determined as follows:

Total Income: 1,500,000 ÷ 3 = $500,000 for one (1) year.

The average annual fee of $500,000 is then subject to adjustment for a period of one (1) year and three months or 500,000 x 125% equals $625,000.

The M&A Termination would be reduced as follows:

$2,000,000 less $625,000 = $1,375,000

Section 2 of the Original Management Agreement is hereby amended to add paragraph 2(f) thereto which shall provide as follows:

2(f) Notwithstanding any provision herein contained to the contrary, in the event that FREIT does not own 100% of any property managed under the Original Management Agreement or pursuant to the Property Management Agreement between Pierre Towers, LLC and S and A Commercial Associates Limited Partnership and Hekemian & Co., Inc. dated as of February 28, 2020, as amended (the “Property Management Agreement”), then in that event any Termination Fee or M&A Termination Fee payable under the Original Management Agreement, as amended, shall be reduced on a pro rata basis to reflect that percentage of FREIT’s ownership interest in such property, and any such Termination Fee or M&A Termination Fee shall be calculated based on Base Management Fees paid in respect of FREIT’s share of ownership in such property.

Without limiting the generality of the foregoing, as of the date of this Amendment, properties managed by Hekemian & Co. and affected by this provision are Wayne PSC, LLC, Westwood Hills, LLC and Pierre Towers, LLC and S and A Commercial Associates Limited Partnership as tenants in common. Pierre Towers, LLC and S and A Commercial Associates Limited Partnership have entered into the Property Management Agreement, separate from this Agreement, with respect to the management of the property known as (the “Pierre”). FREIT and Hekemian & Co. agree that Hekemian & Co. shall be entitled to receive the Termination Fee and M&A Termination Fee in respect of FREIT’s 65% interest as a tenant in common in the Pierre.

By way of example, applicable in circumstances where FREIT shares ownership of a property with another party, assuming that FREIT owns a 65% interest in the Pierre property as a tenant in common and annual Base Management Fees payable to Hekemian & Co. in respect of the Pierre property amount to $100,000 in the aggregate, 65% of such fees shall be included in the calculation of the Termination Fee and M&A Termination Fee pursuant to the Agreement, as amended.

3.       Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original of this Amendment, and all of which together shall constitute one and the same instrument. Signatures transmitted via facsimile or other electronic means (including those transmitted by electronic mail in portable document format (.pdf)) may be used in place of original signatures on this Amendment, and the Trust and the Agent both intend to be bound by signatures being so transmitted.

4.       Miscellaneous.

a.       Except as amended and modified by this Amendment, all of the terms, covenants, conditions, and agreements of the Original Management Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the provisions of the Original Management Agreement, and the provisions of this Amendment, the provisions of this Amendment shall control.

b.       This Amendment shall be construed and enforced in accordance with the laws of the State of New Jersey.

c.       No covenant, agreement, term or condition of this Amendment shall be changed, modified, altered, waived or terminated except by a written instrument of change, modification, alteration, waiver or termination executed by the parties hereto.

d.       This Amendment is binding upon, and inures to the benefit of, the respective permitted successors and assigns of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

TRUST: FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC. a Maryland Corporation
By:
Name:
Title:

AGENT: HEKEMIAN & CO, INC., a New Jersey corporation
By:
Name:
Title: